Exhibit 3.5

CERTIFICATE OF DESIGNATIONS

OF

6.125% FIXED-RATE RESET NON-CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES P

OF

CAPITAL ONE FINANCIAL CORPORATION

Capital One Financial Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Sections 103, 141 and 151 thereof, does hereby certify:

At a meeting of the Board of Directors (the “Board”) of the Corporation duly convened and held on February 18, 2024, the Board duly adopted resolutions (a) classifying 5,000 shares of authorized but unissued preferred stock, $0.01 par value per share, of the Corporation (the “Preferred Stock”), as a new series of 6.125% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock and (b) appointing a committee of the Board (the “Preferred Stock Committee”) to act on behalf of the Board in, without limitation, determining the preferences, designations, rights and other terms of such series of Preferred Stock and authorizing the execution, delivery and filing of any certificate of designations relating to such series of Preferred Stock fixing such preferences, designations, rights and other terms of such series of Preferred Stock;

Thereafter, on [ ], the Preferred Stock Committee duly adopted the following resolution creating a series of 5,000 shares of Preferred Stock of the Corporation designated as “6.125% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series P”:

RESOLVED, that pursuant to the provisions of the Restated Certificate of Incorporation of the Corporation, as amended (the “Restated Certificate of Incorporation”), and the amended and restated bylaws of the Corporation and applicable law, a series of Preferred Stock, par value $0.01 per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the preferences, designations, rights and other terms thereof, of the shares of such series, are as follows:

Part 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of Preferred Stock a series of Preferred Stock designated as the “6.125% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series P” (hereinafter called “Series P Preferred Stock”). The authorized number of shares of Series P Preferred Stock shall be 5,000 shares, $0.01 par value per share, having a liquidation preference of $100,000 per share. The number of shares constituting Series P Preferred Stock may be increased from time to time in accordance with law up to the maximum number of shares of Preferred Stock authorized to be issued under the Restated Certificate of Incorporation of the Corporation, as amended, less all shares at the time authorized of any other series of Preferred Stock, and any such additional shares of Series P Preferred Stock would form a single series with the Series P Preferred Stock. Shares of Series P Preferred Stock will be dated the date of issue, which shall be referred to herein as the “original issue date”. Shares of outstanding Series P Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation, or converted into another series of Preferred Stock, shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.

Part 2. Standard Provisions. The Standard Provisions contained in Annex A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of this Certificate of Designations to the same extent as if such provisions had been set forth in full herein.

Part 3. Definitions. The following terms are used in this Certificate of Designations (including the Standard Provisions in Annex A hereto) as defined below:

(a) “Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

(b) “Original issue date” means the date of issue of the Series P Preferred Stock.

(c) “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Series P Preferred Stock.

Part 4. Certain Voting Matters. Holders of shares of Series P Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Series P Preferred Stock are entitled to vote, including any action by written consent.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, Capital One Financial Corporation has caused this Certificate of Designations to be signed by the undersigned as of this [ ] day of [   ].

CAPITAL ONE FINANCIAL CORPORATION

By:
Name:
Title:

[Certificate of Designations]

Annex A

STANDARD PROVISIONS

Section 1. Definitions.

(a) “Board” means the Board of Directors of the Corporation.

(b) “Business Day” means any weekday that is not a legal holiday in New York, New York, and is not a day on which banking institutions in New York, New York, are closed.

(c) “Calculation Agent” means, at any time, the person or entity appointed by the Corporation and serving as such agent at such time. The Corporation may terminate any such appointment and may appoint a successor agent at any time and from time to time, provided that the Corporation shall use its best efforts to ensure that there is, at all relevant times when the Series P Preferred Stock is outstanding, a person or entity appointed and serving as such agent.

(d) “Designee” has the meaning set forth in Section 3(a).

(e) “DTC” means The Depository Trust Company.

(f) “First Reset Date” means September 23, 2025.

(g) “H.15 Daily Update” means the daily statistical release designated as such, or any successor publication, published by the Federal Reserve.

(h) “Preferred Stock Directors” has the meaning set forth in Section 6(c).

(i) “Reset Date” means the First Reset Date and each date falling on the fifth anniversary of the preceding Reset Date, including the First Reset Date, which will not be adjusted for Business Days.

(j) “Reset Period” means the period from and including the First Reset Date to, but excluding the next following Reset Date and thereafter each period from and including each Reset Date to, but excluding, the next following Reset Date.

(k) “Regulatory Capital Treatment Event” means the good faith determination by the Corporation that, as a result of (1) any amendment to, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Series P Preferred Stock; (2) any proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any share of Series P Preferred Stock; or (3) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of Series P Preferred Stock, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation value of the shares of Series P Preferred Stock then outstanding as “additional Tier 1 capital” (or its equivalent) for purposes of the capital adequacy rules of the Federal Reserve (or, as and if applicable, the capital adequacy rules of any successor appropriate federal banking agency), as then in effect and applicable, for as long as any share of Series P Preferred Stock is outstanding. “Appropriate federal banking agency” means the “appropriate federal banking agency” with respect to us as that term is defined in Section 3(q) of the Federal Deposit Insurance Act or any successor provision.

(l) “Series I Preferred Stock” means the Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series I, of the Corporation.

(m) “Series J Preferred Stock” means the Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series J, of the Corporation.

(n) “Series K Preferred Stock” means the Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series K, of the Corporation.

(o) “Series L Preferred Stock” means the Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series L, of the Corporation.

(p) “Series M Preferred Stock” means the Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock, Series M, of the Corporation.

(q) “Series N Preferred Stock” means the Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series N, of the Corporation.

(r) “Series O Preferred Stock” means the Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series O, of the Corporation.

(s) “Series P Reset Dividend Determination Date” means, in respect of any Reset Period, the day falling three Business Days prior to the beginning of such Reset Period.

(t) “Series P Dividend Payment Date” means March 23 and September 23, of each year, commencing on [  ]1.

(u) “Series P Dividend Period” means the period from and including a Series P Dividend Payment Date to but excluding the next Series P Dividend Payment Date, except that the initial Series P Dividend Period will commence on and include [   ]2.

(v) “Series P Junior Securities” has the meaning set forth in Section 2(a).

(w) “Series P Parity Securities” has the meaning set forth in Section 2(b).

Section 2. Ranking. The shares of Series P Preferred Stock shall rank:

(a) senior, as to dividends and, upon liquidation, dissolution or winding up of the Corporation, in the distribution of assets, to the Common Stock, and to any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding, other than the Series I Preferred Stock, Series J Preferred Stock, Series K Preferred Stock, Series L Preferred Stock, Series M Preferred Stock, Series N Preferred Stock and Series O Preferred Stock, that, by its terms, does not expressly provide that it ranks pari passu with the Series P Preferred Stock as to dividends and, upon liquidation, dissolution and winding up of the Corporation, in the distribution of assets, as the case may be (collectively, “Series P Junior Securities”); and

(b) on a parity, as to dividends and, upon liquidation, dissolution or winding up of the Corporation, in the distribution of assets, with the Series I Preferred Stock, Series J Preferred Stock, Series K Preferred Stock, Series L Preferred Stock, Series M Preferred Stock, Series N Preferred Stock and Series O Preferred Stock and any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks pari passu with the Series P Preferred Stock as to dividends and, upon liquidation, dissolution or winding up of the Corporation, in the distribution of assets, as the case may be (collectively, “Series P Parity Securities”).

[1]

To reflect the first March 23 or September 23 following the closing date of the transactions contemplated by the Agreement and Plan of Merger, dated as of February 19, 2024, by and among Discover Financial Services, Capital One Financial Corporation and Vega Merger Sub, Inc.

[2]	To reflect the last dividend payment date in respect of the Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock, Series D, of Discover Financial Services.

(c) The Corporation may authorize and issue additional shares of Series P Junior Securities and Series P Parity Securities without the consent of the holders of the Series P Preferred Stock.

Section 3. Dividends.

(a) Holders of Series P Preferred Stock will be entitled to receive, only when, as and if declared by the Board or a duly authorized committee of the Board, out of assets legally available for the payment of dividends under Delaware law, non-cumulative cash dividends based on the liquidation amount of $100,000 per share of the Series P Preferred Stock at a rate per annum equal to (i) 6.125% for each Series P Dividend Period from, and including, [   ]3 to, but excluding the First Reset Date and (ii) the five-year treasury rate as of the most recent Series P Reset Dividend Determination Date plus 5.783% during each Reset Period, from, and including the First Reset Date. If the Corporation issues additional shares of the Series P Preferred Stock after the original issue date of the Series P Preferred Stock, then dividends on such shares will accrue from the later of such original issue date or the Series P Dividend Payment Date, if any, immediately prior to the original issue date of such additional shares.

For any Reset Period commencing on or after the First Reset Date, the “five-year treasury rate” means: (i) the average of the yields on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, for the five Business Days appearing (or, if fewer than five Business Days appear, such number of Business Days appearing) under the caption “Treasury Constant Maturities” in the most recently published H.15 Daily Update as of 5:00 p.m. (Eastern Time) as of any date of determination; or (ii) if there are no such published yields on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, then the rate will be determined by interpolation between the average of the yields on actively traded U.S. treasury securities adjusted to constant maturity for two series of actively traded U.S. treasury securities, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Series P Reset Dividend Determination Date and (B) the other maturing as close as possible to, but later than, the Series P Reset Date following the next succeeding Series P Reset Dividend Determination Date, in each case for the five Business Days appearing (or, if fewer than five Business Days appear, such number of Business Days appearing) under the caption “Treasury Constant Maturities” in the H.15 Daily Update as of 5:00 p.m. (Eastern Time) as of any date of determination.

If the Corporation, in its sole discretion, determines that the five-year treasury rate cannot be determined in the manner applicable for such rate (which, as of the original issue date of the Series P Preferred Stock, is pursuant to the methods described in clauses (i) or (ii) above), then the Corporation may, in its sole discretion, designate an unaffiliated agent or advisor (the “Designee”), to determine whether there is an industry-accepted successor rate to the then-applicable base rate (which, as of the original issue date of the Preferred Stock, is the initial base rate). If the Designee determines that there is such an industry-accepted successor rate, then the five-year treasury rate shall be such successor rate and, in that case, the Designee may adjust the spread and may determine and adjust the business day convention, the definition of Business Day and the Series P Reset Dividend Determination Date to be used and any other relevant methodology for determining or otherwise calculating such successor rate, including any adjustment factor needed to make such successor rate comparable to the then-applicable base rate (which, as of the original issue date of the Series P Preferred Stock, is the initial base rate) in each case, in a manner that is consistent with industry-accepted practices for the use of such successor rate. If the Corporation, in its sole discretion, does not designate a Designee or if the Designee determines that there is no industry-accepted successor rate to then-applicable base rate, then the five-year treasury rate will be the same interest rate determined for the prior Series P Reset Dividend Determination date or, if this sentence is applicable with respect to the first Series P Reset Dividend Determination Date, 6.125%.

The five-year treasury rate will be determined by the Calculation Agent on the third business day immediately preceding the applicable Series P Reset Date.

(b) If declared by the Board or a duly authorized committee of the Board, dividends payable on the Series P Preferred Stock for any Series P Dividend Period will be paid semi-annually, in arrears, on each Series P Dividend Payment Date. If any Series P Dividend Payment Date is not a Business Day, then the payment will be made on the next Business Day without any adjustment to the amount of dividends paid.

[3]	To reflect the last dividend payment date in respect of the Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock, Series D, of Discover Financial Services.

(c) Dividends will be payable to holders of record of Series P Preferred Stock as they appear on the Corporation’s stock register on the applicable record date, which shall be the 15th calendar day before the applicable Series P Dividend Payment Date, or such other record date, no earlier than 30 calendar days before the applicable Series P Dividend Payment Date, as shall be fixed by the Board or a duly authorized committee of the Board.

(d) Dividends payable on Series P Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends on the Series P Preferred Stock will cease to accrue on the redemption date, if any, unless the Corporation defaults in the payment of the redemption price of the Series P Preferred Stock called for redemption.

(e) Dividends on the Series P Preferred Stock will not be cumulative. If the Board or a duly authorized committee of the Board does not declare a dividend on the Series P Preferred Stock in respect of a Series P Dividend Period, then no dividend shall be deemed to have accrued for such Series P Dividend Period, be payable on the applicable Series P Dividend Payment Date or be cumulative, and the Corporation will have no obligation to pay any dividend for that Series P Dividend Period, whether or not the Board or a duly authorized committee of the Board declares a dividend for any future Series P Dividend Period with respect to the Series P Preferred Stock, the Corporation’s Common Stock, or any other class or series of the Corporation’s Preferred Stock.

(f) So long as any share of Series P Preferred Stock remains outstanding:

(1) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Series P Junior Securities (other than (i) a dividend payable solely in Series P Junior Securities or (ii) any dividend in connection with the implementation of a stockholders’ rights plan, or the redemption or repurchase of any rights under any such plan);

(2) no shares of Series P Junior Securities shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than (i) as a result of a reclassification of Series P Junior Securities for or into other Series P Junior Securities, (ii) the exchange or conversion of one share of Series P Junior Securities for or into another share of Series P Junior Securities, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series P Junior Securities, (iv) purchases, redemptions or other acquisitions of shares of Series P Junior Securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (v) purchases of shares of Series P Junior Securities pursuant to a contractually binding requirement to buy Series P Junior Securities existing prior to the preceding Series P Dividend Period, including under a contractually binding stock repurchase plan, (vi) the purchase of fractional interests in shares of Series P Junior Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, or (vii) the acquisition by the Corporation or any of the Corporation’s subsidiaries of record ownership in Series P Junior Securities for the beneficial ownership of any other persons (other than for the beneficial ownership by the Corporation or any of the Corporation’s subsidiaries), including as trustees or custodians), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation; and

(3) no shares of Series P Parity Securities shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, during a Series P Dividend Period (other than (i) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series P Preferred Stock and such Series P Parity Securities, if any, (ii) as a result of a reclassification of Series P Parity Securities for or into other Series P Parity Securities, (iii) the exchange or conversion of Series P Parity Securities for or into other Series P Parity Securities or Series P Junior Securities, (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series P Parity Securities, (v) purchases of shares of Series P Parity Securities pursuant to a contractually binding requirement to buy Series P Parity Securities existing prior to the preceding dividend period, including under a contractually binding stock repurchase plan, (vi) the purchase of fractional interests in shares of Series P Parity Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged or (vii) the acquisition by the Corporation or any of the Corporation’s subsidiaries of record ownership in Series P Parity Securities for the beneficial ownership of any other persons (other than for the beneficial ownership by the Corporation or any of the Corporation’s subsidiaries), including as trustees or custodians), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation; unless, in each case, the full dividends for the preceding Series P Dividend Period on all outstanding shares of Series P Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside.

(g) The Corporation will not declare or pay or set apart funds for the payment of dividends on any Series P Parity Securities, if any, unless the Corporation has paid or set apart funds for the payment of dividends on the Series P Preferred Stock. When dividends are not paid in full upon the shares of Series P Preferred Stock and Series P Parity Securities, if any, all dividends declared upon shares of Series P Preferred Stock and Series P Parity Securities, if any, will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current Series P Dividend Period per share on Series P Preferred Stock, and accrued dividends, including any accumulations, if any, on Series P Parity Securities, if any, bear to each other.

(h) Subject to the foregoing, and not otherwise, dividends (payable in cash, stock or otherwise), as may be determined by the Board or a duly authorized committee of the Board, may be declared and paid on the Common Stock and any Series P Junior Securities or Series P Parity Securities from time to time out of any assets legally available for such payment, and the holders of Series P Preferred Stock shall not be entitled to participate in any such dividend.

(i) Dividends on the Series P Preferred Stock will not be declared, paid or set aside for payment to the extent such act would cause the Corporation to fail to comply with applicable laws and regulations, including applicable capital adequacy guidelines.

Section 4. Liquidation.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, holders of Series P Preferred Stock are entitled to receive out of assets of the Corporation available for distribution to stockholders, after satisfaction of liabilities to creditors and subject to the rights of holders of any securities ranking senior to Series P Preferred Stock, before any distribution of assets is made to holders of Common Stock or any Series P Junior Securities, a liquidating distribution in the amount of the liquidation preference of $100,000 per share of Series P Preferred Stock, plus any declared and unpaid dividends, without regard to any undeclared dividends. Holders of Series P Preferred Stock will not be entitled to any other amounts from the Corporation after they have received their full liquidating distribution.

(b) In any such distribution, if the assets of the Corporation are not sufficient to pay the liquidation preferences plus declared and unpaid dividends in full to all holders of Series P Preferred Stock and all holders of Series P Parity Securities, if any, as to such distribution with the Series P Preferred Stock the amounts paid to the holders of Series P Preferred Stock and to the holders of all Series P Parity Securities, if any, will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders. If the liquidation preference plus declared and unpaid dividends has been paid in full to all holders of Series P Preferred Stock and Series P Parity Securities, if any, the holders of the Corporation’s Series P Junior Securities shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(c) For purposes of this Section 4, the merger or consolidation of the Corporation with any other entity, including a merger or consolidation in which the holders of Series P Preferred Stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of the assets of the Corporation for cash, securities or other property, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 5. Redemption.

(a) The Series P Preferred Stock is perpetual and has no maturity date. The Series P Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. The Series P Preferred Stock will be redeemable at the option of the Corporation, in whole or in part, from time to time, during the three-month period prior to, and including, each Reset Date, at a redemption price equal to $100,000 per share of Series P Preferred Stock, plus any declared and unpaid dividends, without regard to any undeclared dividends, on the shares of Series P Preferred Stock called for redemption to, but excluding, the redemption date. Holders of Series P Preferred Stock will have no right to require the redemption or repurchase of Series P Preferred Stock. Notwithstanding the foregoing, within 90 days following the occurrence of a Regulatory Capital Treatment Event, the Corporation, at its option, may redeem at any time all (but not less than all) of the shares of the Series P Preferred Stock at the time outstanding, at a redemption price equal to $100,000 per share of Series P Preferred Stock, plus any declared and unpaid dividends, without regard to any undeclared dividends, on the shares of Series P Preferred Stock called for redemption to, but excluding, the redemption date, upon notice given as provided in Subsection (b) below.

(b) If shares of Series P Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of Series P Preferred Stock to be redeemed, mailed not less than 5 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the depositary shares representing Series P Preferred Stock are held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth: (1) the redemption date; (2) the number of shares of Series P Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares of Series P Preferred Stock to be redeemed from such holder; (3) the redemption price; and (4) the place or places where the certificates evidencing shares of Series P Preferred Stock are to be surrendered for payment of the redemption price. On and after the redemption date, dividends will cease to accrue on shares of Series P Preferred Stock, and such shares of Series P Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price plus any declared and unpaid dividends, without regard to any undeclared dividends, on such shares of Series P Preferred Stock to, but excluding, the redemption date.

(c) In case of any redemption of only part of the shares of Series P Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata, by lot or in such other manner as the Corporation may determine to be equitable. Subject to the provisions hereof, the Board shall have full power and authority to prescribe the terms and conditions upon which shares of Series P Preferred Stock shall be redeemed from time to time.

(d) Any redemption of the Series P Preferred Stock is subject to the Corporation’s receipt of any required prior approval from the Board of Governors of the Federal Reserve System and to the satisfaction of any conditions set forth in the capital guidelines or regulations of the Board of Governors of the Federal Reserve System applicable to redemption of the Series P Preferred Stock.

Section 6. Voting Rights.

(a) Except as provided below or as expressly required by law, the holders of shares of Series P Preferred Stock shall have no voting power, and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of capital stock, and shall not be entitled to call a meeting of such holders for any purpose, nor shall they be entitled to participate in any meeting of the holders of the Common Stock.

(b) So long as any shares of Series P Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all of the shares of Series P Preferred Stock at the time outstanding, voting separately as a class, shall be required to: (1) authorize or increase the authorized amount of, or issue shares of, any class or series of stock ranking senior to the Series P Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation, or issue any obligation or security convertible into or evidencing the right to purchase, any class or series of stock ranking senior to Series P Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation; (2) amend the provisions of the Corporation’s Restated Certificate of Incorporation so as to adversely affect the powers, preferences, privileges or rights of Series P Preferred Stock, taken as a whole; provided, however, that any increase in the amount of the authorized or issued shares of Series P Preferred Stock or authorized Common Stock or Preferred Stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of Preferred Stock ranking equally with or junior to Series P Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) or the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the powers, preferences, privileges or rights of Series P Preferred Stock; and (3) consummate a binding share-exchange or reclassification involving the Series P Preferred Stock, or a merger or consolidation of the Corporation with or into another entity unless (i) the shares of the Series P Preferred Stock remain outstanding or are converted into or exchanged for preference securities of the new surviving entity and (ii) the shares of the remaining Series P Preferred Stock or new preferred securities have terms that are not materially less favorable than the Series P Preferred Stock. The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series P Preferred Stock shall have been redeemed.

(c) If the Corporation fails to pay, or declare and set apart for payment, dividends on outstanding shares of the Series P Preferred Stock for three semi-annual Series P Dividend Periods, whether or not consecutive, the number of directors on the Board shall be increased by two at the Corporation’s first annual meeting of the stockholders held thereafter, and at such meeting and at each subsequent annual meeting until continuous noncumulative dividends for at least one year on all outstanding shares of Series P Preferred Stock shall have been paid, or declared and set apart for payment, in full, the holders of shares of Series P Preferred Stock shall have the right, voting separately as a class together with holders of any other equally ranked series of preferred stock that has similar voting rights, if any, to elect such two additional members (the “Preferred Stock Directors”) of the Corporation’s Board to hold office for a term of one year. Upon such payment, or such declaration and setting apart for payment, in full, the terms of the two Preferred Stock Directors so elected shall forthwith terminate, and the number of directors shall be reduced by two, and such voting right of the holders of shares of Series P Preferred Stock shall cease, subject to increase in the number of directors as described above and to revesting of such voting right in the event of each and every additional failure in the payment of dividends for three semi-annual Series P Dividend Periods, whether or not consecutive, as described above.

(d) Without the consent of the holders of Series P Preferred Stock, so long as such action does not adversely affect the rights, preferences, privileges and voting powers, and limitations and restrictions of the Series P Preferred Stock, the Corporation may amend, alter, supplement or repeal any terms of the Series P Preferred Stock: (i) to cure any ambiguity, or to cure, correct or supplement any provision contained in this Certificate of Designations that may be defective or inconsistent; or (ii) to make any provision with respect to matters or questions arising with respect to the Series P Preferred Stock that is not inconsistent with the provisions of this Certificate of Designations.

Section 7. Conversion Rights. The holders of shares of Series P Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of securities of the Corporation.

Section 8. Preemptive Rights. The holders of shares of Series P Preferred Stock will have no preemptive rights with respect to any shares of the Corporation’s capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock.

Section 9. Certificates. The Corporation may at its option issue shares of Series P Preferred Stock without certificates.

Section 10. Transfer Agent. The duly appointed transfer agent for the Series P Preferred Stock shall be Computershare Trust Company, N.A. The Corporation may, in its sole discretion, remove the transfer agent in accordance with the agreement between the Corporation and the transfer agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the holders of the Series P Preferred Stock.

Section 11. Registrar. The duly appointed registrar for the Series P Preferred Stock shall be Computershare Trust Company, N.A. The Corporation may, in its sole discretion, remove the registrar in accordance with the agreement between the Corporation and the registrar; provided that the Corporation shall appoint a successor registrar who shall accept such appointment prior to the effectiveness of such removal.